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                                                     EXHIBIT NO. EX-99.d.1.i


                        DIMENSIONAL INVESTMENT GROUP INC.

                          INVESTMENT ADVISORY AGREEMENT
                               ADDENDUM NUMBER ONE


     THIS ADDENDUM is made this 27TH day of July 2000, by and between DIMENSIONAL INVESTMENT GROUP INC., a Maryland corporation (the "Fund"), and DIMENSIONAL FUND ADVISORS INC., a Delaware corporation (the "Advisor").

WHEREAS, the Fund and the Advisor have previously entered into the Investment Advisory Agreement, dated November 30, 1997 (the "Advisory Agreement"), pursuant to which the Advisor agreed to manage the investment and reinvestment of the assets of the RWB/DFA Two-Year Corporate Fixed Income Portfolio (the "Portfolio") series of the Fund; and

WHEREAS, management has informed the Fund that the Portfolio desires to change its name.

NOW, THEREFORE, it is agreed that the Advisory Agreement shall be amended to change the name of the Portfolio from "RWB/DFA Two-Year Corporate Fixed Income Portfolio" to "AAM/DFA Two-Year Corporate Fixed Income Portfolio."

The parties hereby further agree that no other provisions of the Advisory Agreement are in any way modified by this Addendum, and that all other provisions of the Advisory Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereby have caused this Addendum to be executed this 27th day of July, 2000.


DIMENSIONAL INVESTMENT                         DIMENSIONAL FUND ADVISORS,
GROUP INC.                                     INC.


By: /s/ David G. Booth                         By:  /s/ Catherine L. Newell
    -------------------                            ---------------------------
     David G. Booth                                Catherine L. Newell
     Chairman, Chief Executive Officer             Vice President and Secretary
     and President


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